UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2012

Healthcare Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-53206	20-4738467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona	85254
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 480-998-3478

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

See Item 8.01 below, which is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

See Item 8.01 below, which is incorporated by reference herein.

Item 8.01	Other Events

The board of directors of Healthcare Trust of America, Inc. (the “Company”) has determined that it is in the best interest of the Company and its stockholders to list its stock on a national securities exchange. The Company announced today that it intends to list its Class A common stock on the New York Stock Exchange (“NYSE”) under the symbol “HTA.” The Company anticipates that its common stock will be listed on the NYSE on or about June 6, 2012 (the “Listing”). The completion of the Listing is subject to certain conditions.

A copy of the press release announcing the Listing is included as Exhibit 99.1 to this Current Report on Form 8-K.

Tender Offer

On May 17, 2012, the Company also announced that it intends to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the Securities and Exchange Commission (the “SEC”) to purchase up to $150.0 million of its shares of Class A common stock (the “Shares”). The Class A common stock is issuable upon conversion of the Company’s common stock into Class A, Class B-1, Class B-2 and Class B-3 shares in connection with a listing on the NYSE. Under the terms of the proposed tender offer, the Company intends to select the lowest price, not greater than $10.50 nor less than $10.10 per Share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, that will allow the Company to purchase up to $150.0 million of its Shares or a lower amount depending upon the number of Shares properly tendered and not withdrawn. The Company intends to fund the tender offer with cash on hand and funds available under the Company’s unsecured revolving credit and term loan facility. HTA expects to commence the proposed tender offer on or about June 6, 2012 in conjunction with a listing on the NYSE. A copy of the press release announcing the tender offer (as described below) is included as Exhibit 99.2 to this Current Report on Form 8-K.

This Current Report on Form 8-K is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. If commenced, the full details of the modified “Dutch Auction” tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders promptly following commencement of the tender offer. Stockholders should read carefully the offer to purchase, the letter of transmittal and related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the Company with the SEC at the Commission’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from the Company.

Distributions

Upon a successful Listing, the board of directors has determined that it is in the best interest of the Company’s stockholders to modify the payment of monthly distributions to an annualized rate of $0.575 per share beginning June 1, 2012. The June 2012 distribution will be paid by July 2, 2012 to stockholders of record on June 29, 2012 and will be paid on a quarterly basis thereafter. The Company believes that this rate is competitive with its publicly traded company peers, and that it will also increase the Company’s ability to reinvest in its business and grow its dividend year over year, thereby best positioning the Company to seek to maximize total stockholder value.

Notice of Termination of Distribution Reinvestment Program and Share Repurchase Program

In contemplation of the Listing and the tender offer described above, the Company hereby provides notice to its stockholders that the Company is terminating its Distribution Reinvestment Plan and Share Repurchase Program immediately, subject to the occurrence of the Listing. The effect of these terminations is that, after the Listing, holders of the Company’s shares of common stock will no longer be able to present their shares to the Company for repurchase or receive distributions in the form of shares of common stock. Subject to applicable rules and regulations, the Company expects to adopt a revised Distribution Reinvestment Plan following the completion of the tender offer and the Listing.

Director Stock Ownership Policy

The board of directors also determined that it would be appropriate to adopt a policy that each member of the board is expected to acquire at least 25,000 shares of HTA’s common stock no later than May 16, 2014. Shares acquired by the director as compensation for his or her services on the board will be excluded for purposes of this policy.

Amended and Restated Agreement of Limited Partnership of the Operating Partnership

Effective as of May 16, 2012, the Company, as general partner of Healthcare Trust of America Holdings, LP (the “Operating Partnership”), executed an Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Amended and Restated Limited Partnership Agreement”) with the limited partners party thereto to conform more closely with agreements of limited partnership of other operating partnerships controlled by real estate investment trusts (“REIT”) whose securities are publicly traded and listed, and to add a new class of units of limited partnership in the Operating Partnership (“LTIP Units”) to the existing common units (“HTAOP Units”). Pursuant to the Amended and Restated Limited Partnership Agreement, the LTIP Units were created. The Company may at any time cause the Operating Partnership to issue LTIP Units to members of the Company’s senior management team. These LTIP Units will be earned and will vest on such terms as are determined by the Company’s Compensation Committee (the “Compensation Committee”). In general, LTIP Units are a special class of units entitled to receive profit distributions. Holders of LTIP Units are entitled to receive per LTIP Unit distributions equal to ten percent (10%) of per unit distributions on the outstanding HTAOP Units. As profits interests, LTIP Units initially will not have full parity, on a per unit basis, with the HTAOP Units with respect to liquidating distributions, and a holder of LTIP Units would receive nothing if the Operating Partnership were liquidated immediately after the LTIP Unit is awarded. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with the HTAOP Units and therefore accrete to an economic value for the holder equivalent to the HTAOP Units. In order for LTIP Units to have full parity with the HTAOP Units, the capital accounts of the holders of LTIP Units with respect to such LTIP Units would have to be equalized (on a per unit basis) with the capital accounts of the holders of the HTAOP Units. This capital account equalization per unit would occur through special allocations of net increases in valuation (if any) of the Company’s assets upon the occurrence of certain revaluation events permitted under the Internal Revenue Code of 1986, as amended, and Treasury regulations, including: (i) the acquisition of an additional interest in the Operating Partnership by a new or existing partner in exchange for more than a de minimus capital contribution, (ii) the distribution by the Operating Partnership of more than a de minimus amount of property as consideration for an interest in the Operating Partnership, (iii) the liquidation of the Operating Partnership, or (iv) at such other times as the Company reasonably determines to be necessary or desirable to comply with Treasury regulations (including the issuance of new LTIP Units). LTIP Units cannot achieve immediate full parity with HTAOP Units under any circumstances at the time of grant of such LTIP Units. Upon equalization of the capital accounts and full vesting of the LTIP Units, the LTIP Unit will be automatically converted into an HTAOP Unit subject to certain restrictions. Upon such conversion, the holder of the converted unit will be entitled to receive per-unit distributions equal to those on the other outstanding HTAOP Units.

This summary of the material terms of the Amended and Restated Limited Partnership Agreement is qualified in its entirety by the Amended and Restated Limited Partnership Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Adoption of LTIP

On May 16, 2012, the Compensation Committee approved a long-term incentive program (“LTIP”) for the benefit of the Company’s executive officers, non-employee directors of the Company and other employees selected to participate in the program. Awards under the LTIP consist of membership units in the Operating Partnership as described above and are subject to performance-based and time-based vesting as described below. Upon vesting, the LTIP Units will be converted into common units of HTAOP as described above and may be converted into shares of the Company’s common stock in accordance with the Amended and Restated Limited Partnership Agreement (subject to certain limitations based on the allocations of gain made to the LTIP Units). Such shares would be subject to any transfer restrictions that may be imposed in connection with the Listing.

The LTIP Units will be eligible to vest in connection with the Listing or a change in control of the Company (a “Change in Control”) that occurs on or before May 15, 2016. The number of LTIP Units that vest will depend on the price of the Company’s common stock established in the Listing or Change in Control (or, in the case of a Listing, the price of the Company’s common stock through May 15, 2016). In general, none of the LTIP Units will vest unless the per-share stock price established in the transaction (or during the post-Listing measurement period) is at least $10.75 or more, and the full number of LTIP Units subject to an LTIP award will vest only if the per-share stock price is $13.00 or more. In addition, the full number of LTIP Units subject to all of the LTIP awards would be approximately 1% of the Company’s equity market capitalization on May 16, 2012, as adjusted within 30-60 days following the full completion of the Company’s tender offer and assuming full vesting and conversion of all of the LTIP Units into shares of the Company’s common stock. Since January 2007, the Company has paid cumulative distributions of $3.80 on a share of stock purchased at that time for $10.00. At $10.75 to $13.00, these stock price targets would represent a total return of approximately $4.55, or 45.5%, to $6.80, or 68% on $10.00 invested in the Company’s stock in January 2007.

Vesting of the LTIP Units is also generally contingent on the holder’s continued employment or service with the Company through the Listing or Change in Control, although the LTIP Units will remain eligible to vest on the transaction if the holder’s employment or service terminates due to his or her death or disability before the transaction. In addition, an executive’s LTIP Units will remain eligible to vest on a Listing or Change in Control if his or her employment terminates and the executive would be entitled to severance benefits under his or her employment agreement. In the case of Mr. Peters, 500,000 of his LTIP Units would automatically vest on such a termination of his employment and his remaining LTIP Units (other than the additional units granted to him described below) would remain eligible to vest on the transaction. In the case of the other executives, the executive’s LTIP Units would remain eligible to vest on a Listing or Change in Control that occurs after such a termination of the executive’s employment only if the transaction occurs within six months following the termination. If, during the post-Listing measurement period, the executive’s employment terminates due to his or her death or disability or the executive would be entitled to severance benefits under his or her employment agreement in the circumstances, the executive’s LTIP Units would remain eligible to vest for up to one year following the termination. The number of LTIP Units granted to each of the executives that would vest on the achievement of specific stock price targets is as follows: Scott D. Peters – from 300,000 units at $10.75 to 1,000,000 units at $13.00 or more; Kellie S. Pruitt – from 67,500 units at $10.75 to 225,000 units at $13.00 or more; Mark D. Engstrom – from 60,000 units at $10.75 to 200,000 units at $13.00 or more; and Amanda L. Houghton – from 58,500 units at $10.75 to 195,000 units at $13.00 or more. In addition, Mr. Peters was granted 450,000 additional LTIP Units that are eligible to vest if a Change in Control occurs prior to May 20, 2015. The foregoing summary of the LTIP awards to the executives, the non-employee directors and other employees is qualified in its entirety by reference to the text of the applicable form of LTIP award agreement. The forms of LTIP award agreements are filed as Exhibits 10.2 through 10.4 hereto and incorporated herein by reference.

Amendment of Employment Agreements

On May 16, 2012, the Compensation Committee also approved an amendment to Mr. Peters’ employment agreement with the Company that provides that, if a change in control of the Company occurs, Mr. Peters would be entitled to terminate his employment for any reason within 90 days after the change in control and receive the severance benefits that would be provided under his agreement if his employment were terminated by the Company without cause or by Mr. Peters for good reason (as such terms are defined in the employment agreement). Mr. Peters’ right to receive these severance benefits is contingent on his providing a general release of claims in favor of the Company. In addition, the Compensation Committee approved extensions of the terms of the Company’s employment agreements with Ms. Pruitt and Mr. Engstrom by one year until June 30, 2013. The material terms of these executives’ employment agreements are described in, and each agreement is filed as an exhibit to, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2009, and each such agreement is incorporated herein by reference. The amendments to the employment agreements described above are filed as Exhibits 10.5 through 10.7 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Agreement of Limited Partnership of Healthcare Trust of America Holdings, LP

10.2	Form of LTIP Award Agreement (CEO Version)

10.3	Form of LTIP Award Agreement (Executive Version)

10.4	Form of LTIP Award Agreement (Director Version)

10.5	Amendment to Scott D. Peters Employment Agreement

10.6	Amendment to Kellie S. Pruitt Employment Agreement

10.7	Amendment to Mark D. Engstrom Employment Agreement

99.1	Press Release dated May 17, 2012 Regarding intention to list on NYSE

99.2	Press Release dated May 17, 2012 Regarding the intention to launch the Tender Offer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.

	By:	/s/ Scott D. Peters
May 17, 2012		Name: Scott D. Peters
Title: Chief Executive Officer & President